Exhibit 10.9

April 2, 2012

Ozzie Goldschmied

[Reserved].

Dear Ozzie:

As you may know, Ceridian has entered into an agreement contemplating a series of transactions, the end result of which will be that Ceridian will be the sole owner of Dayforce. I wanted to take this opportunity to tell you about how this affects you.

We are pleased to continue your employment, on materially the same terms and conditions as you currently have with Dayforce, including the same salary and hours of work, and with essentially the same duties and responsibilities. However, because you will now be part of the Ceridian family, we need to formally replace the current employment agreement you have with Dayforce LP or one of its Affiliated companies, with this offer of employment, so that your employment terms are consistent with Ceridian’s other employees.

Effective April 2, 2012, you will formally be employed by Ceridian Dayforce Corporation, formerly Dayforce Corporation, in the position of Senior Vice President, Development. Your years of service with Dayforce will be recognized by Ceridian for all purposes (as if you had been employed by Ceridian for the period for which you were an employee of Dayforce), including for the purposes of service awards and future vacation entitlement.

For the calendar year 2012, you will continue to be eligible for a bonus based on the criteria as currently contemplated under your employment agreement with Dayforce in effect immediately prior to the Ceridian acquisition. The bonus plan for 2013 (and future years) will be established by the President of Ceridian Dayforce, Ceridian’s CEO and the Ceridian Board of Directors, and communicated to you in due course.

Except for cause, your employment may not be terminated by Ceridian except upon payment of the following amounts and fulfillment of the following conditions:

(a)	Payment of an amount equal to 12 months base salary in lieu of notice of termination, payable by way of a lump sum, which amount is payable regardless of whether or not you obtain new employment during such 12 month period; and

(b)	Payment of an amount equal to the bonus payment(s) you would have received for the calendar year in which you were terminated, pro-rated to the date of your termination. For the avoidance of doubt, such payment(s) will be subject to the terms and conditions of the written bonus plan applicable to all eligible employees, (including, by way of example only, approval of the Ceridian Board for any bonus payouts that year), and will be paid to you at the same time as such bonus payments are paid to eligible Ceridian employees under the same bonus plan. Any individual criteria necessary for payment of the bonus will be deemed to have been achieved., however, any corporate goals will have to be achieved, provided that if Ceridian pays any bonus amounts on account of corporate goals being achieved to a material number of individuals still employed by Ceridian, it will be deemed to have achieved its corporate goals; and

(c)	Continuation of all benefits for the period of notice required by the Employment Standards Act, 2000, and payment of an amount equal to 10% of the base salary payable in respect of the balance of your 12 month notice period for which your benefits will not continue.

The above payments will be subject to statutory withholdings, and Ceridian will use all reasonable efforts to make such payment within two (2) weeks of the effective date of your termination. Ceridian agrees that it will cooperate with you and make payment in accordance with your reasonable requests for financial planning including deferring al1 or part of the payments for a period not to exceed one (1) year and paying all or a part of the foregoing amounts directly into an RRSP account without deduction.

You acknowledge that the preceding notice and pay in lieu of notice provision constitutes a greater right or benefit than provided under the Employment Standards Act (Ontario) or the applicable employment legislation in your jurisdiction, and as such is in full satisfaction of any monies that may be owing under the Employment Standards Act (Ontario) upon termination of your employment, including all statutory notice, termination pay and severance pay, if any, to which you may be entitled. It is a condition of payment of the amounts contemplated above that you execute and deliver a final release in favour of Ceridian (and all its affiliates), in a form of reasonably satisfactory to Ceridian’s counsel.

Notwithstanding anything to the contrary in the Definitive Agreement (as defined below), Ceridian agrees that, for the purpose of determining your eligibility to Restricted Shares under Section 3.5(a)(ii) of the Definitive Agreement, you will be deemed to be employed by Ceridian for 12 months following the termination of your employment without cause. As used herein, the term “Definitive Agreement” means the written agreement dated January 26, 2012 made amongst Ceridian Holding Corp, Ceridian Canada Ltd. Ceridian Corporation, Osbridge ULC, OsDayforce Corporation, Ceridian AcquisitionCo ULC, Dayforce Corporation, RAD LP, OSALC Corp. OSDAC Corp and the other signatories to the agreement.

You will be eligible to participate in the Ceridian employee benefit plans offered to similarly situated employees effective the first day of your employment. I’ve enclosed information outlining Ceridian’s benefit plan. At 6 months you will be eligible to join Ceridian’s pension plan.

Given the nature of our business and your responsibilities, you will have access to highly sensitive and proprietary information about Ceridian and its clients. Any misuse of information or accounts will result in the automatic termination of your employment, for cause. In this regard, you are required to comply with the terms and conditions of Ceridian’ s Privacy Guidelines & Pledge of Confidentiality, and Intellectual Property Agreement, which forms are attached hereto as Appendix A and B, respectively. It is also a condition of your employment that you agree to the terms of the Non-Solicitation and Non-Competition Agreement attached hereto as Appendix C. By signing this letter below you are confirming that you have reviewed and agree to terms set forth in Appendix A, B and C, respectively, and agree that they form part of your terms of employment.

Because of the nature of Ceridian’s business, we require that every employee be eligible for coverage under our fidelity insurance policy. We will not be able to cover you under our insurance policy if you have been involved in any activities that constitute theft, fraud, misuse of financial information or any dishonest or criminal act. Accordingly, we are required to conduct certain background / criminal checks on all employees. To the extent Dayforce already conducted and received satisfactory results from such a search / background check, we will not require you to undergo this check again. However, if such results are not available from Day force, we will need to perform these checks, and your employment with Ceridian will be contingent upon completion of a satisfactory background investigations. Also, if at any time during the period of your employment with Ceridian, any circumstance arises which may affect your ability to be covered under this policy, you must advise Ceridian immediately.

In addition, please note that it is a further condition of your employment that you comply with Ceridian’s Code of Conduct (as may be amended from time to time) at all times during your employment. The current version of Ceridian’s Code of Conduct may be accessed at the following website address: www.ceridian.ca/en/about/code of conduct.pdf. By signing this letter below you are confirming that you have reviewed Ceridian’s Code of Conduct, agree with its terms, and agree to this condition of employment.

By accepting this offer of employment you agree to follow the policies and procedures of Ceridian, as amended from time to time, copies of which will be available to you on Ceridian’s intranet.

Your acceptance of this offer represents the sole agreement between you and Ceridian (and for the avoidance of doubt, replaces the terms of your current employment agreement with Dayforce LLP). No promises, representations, or understandings are part of this agreement unless referred to in this letter. Ceridian asks that you keep the terms of this offer confidential.

By signing this offer, you further acknowledge that: (a) you have read and understood the terms hereof; and (b) you have obtained or have had an opportunity to obtain independent legal advice in connection with the provisions hereof, and in this regard, Ceridian hereby agrees to reimburse the Employee, to a maximum of $500, for legal fees incurred by you, as supported by invoices to that effect, in connection with obtaining such independent legal advice.

If the above terms and conditions are agreeable, please acknowledge your acceptance by signing below and returning one copy to the attention of Rajsri De within 3 business days of the date of this letter, failing which this offer will be null and void.

Please call at Rajsri De at (416) 987-2987, ext. 2435 if you have any questions once you have had an opportunity to review this information.

We look forward to you being a part of our team!

Yours truly,

CERIDIAN DAYFORCE CORPORATION

Per:

/s/ David Ossip

David Ossip, President

I, Ozzie Goldschmied, understand and accept this offer of employment as presented.

/s/ Ozzie Goldschmied	April 3, 2012
Signature	Date

Attachments:

Summary of Benefits

APPENDIX A

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian Corporation and / or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with the customers, prospects, services, products, software, methods, technology and procedures used by Ceridian, as well as confidential, personal and financial information of Ceridian’s clients (“Clients”). The unauthorized disclosure to or unauthorized use by third parties of any of any Confidential information (as defined below) or your unauthorized use of such information, could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure.

Ceridian is sensitive to the necessity of maintaining the confidentiality of its Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of personal information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of personal information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all personal and corporate confidential information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential information (as defined below) in the possession of Ceridian, whether from Clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

I.	The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this document, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this document. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this document. The terms of this document shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.	As used herein, “Confidential Information” means information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, and whether or not relating to Ceridian or its Clients, including without limitation: (a) information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, software or products; Clients or prospective Clients; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; which would include, but is not limited to, individual or consolidated customer or industry data compiled from our proprietary systems (b) information or material relating to the Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, software or products; (c) information which when received is marked as “proprietary,” “private,” or “confidential;” (d) trade secrets; (e) software in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and (f) any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian. Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of you outside the scope of employment or contrary to the requirements of the terms of this document will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this agreement.

3.	You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential information, including, but not limited to, requiring you to agree to the terms of this document, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly in any business other than the business of Ceridian, without the prior written consent of Ceridian. Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian

4.	You acknowledge that your breach of the terms of this document may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this document, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof

5.	You understand and agree that the terms of this document shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

6.	If any one or more of the terms of this document are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

7.	Ceridian’s decision to refrain from enforcing a breach of any term of this document will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this document, any other agreement with you or any other agreement with any other employee of Ceridian.

8.	You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this document, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Any material beach of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX B

Intellectual Property Agreement

In consideration of Ceridian Corporation and / or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0	All information, ideas, inventions, discoveries, improvements, designs, writings, drawings, program developments, business or trade secrets or any other matter, which relates to the products, sales or business of Ceridian, and which I may solely or jointly author, conceive, or develop, or reduce to practice, or cause to be authored, conceived, or developed, or reduced to practice, during the term of my employment with Ceridian (collectively “Developments”) are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Developments. For the avoidance of doubt, the definition of “Developments” does not include an invention for which no equipment, supplies, facility or trade secret information of Ceridian was used and which was developed entirely on my own time, and: (I) which does not relate (a) directly to the business of Ceridian or (b) to Ceridian’s actual or demonstrable anticipated research or development; or (2) which does not result from any work performed by me for Ceridian.

2.0	I agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Developments, and agree during the term of my employment and thereafter, at Ceridian’s expense to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement.

3.0	In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 2.0 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect of the Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

4.0	I have no inventions, improvements, discoveries, software, or writings useful to Ceridian or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the commencement of my employment with Ceridian and which are excluded from this agreement.

5.0	At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Developments or which contain or make reference to the Developments, in my possession or control.

6.0	I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Developments.

7.0	This agreement shall extend to and enure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.

APPENDIX C

Non-Solicitation and Non-Competition Agreement

In consideration of Ceridian Corporation and / or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

I.	I hereby covenant and agree with Ceridian that, in the event my employment with Ceridian is terminated for any reason whatsoever, I will not, for the period of twelve (12) months following such termination of my employment, either directly or indirectly:

a.	in connection with a Competitive Business (as hereinafter defined), solicit or endeavour to entice away from Ceridian or any of its affiliates any clients, customers, suppliers, contractors, distributors or other contacts (“Customers”) of Ceridian or its subsidiaries or affiliates at the date of termination of such employment or who were in such position at any time during the immediately preceding twelve (12) month period with the purpose or effect of reducing the business of any Customers with Ceridian or any of its subsidiaries or affiliates, or otherwise interfere with the relationship between any Customers and Ceridian or any of its subsidiaries or affiliates; or

b.	offer employment to or endeavour to entice away from Ceridian or any of its affiliates any person who was employed by Ceridian or such affiliate at the date of termination of my employment with Ceridian or interfere in any way with the employer-employee relations between any such employee and Ceridian or any of its subsidiaries or affiliates.

2.	I hereby covenant and agree with Ceridian that during the term of my employment with Ceridian and during the Restricted Period (as hereinafter defined) shall not, directly or indirectly provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, or otherwise, to any person or entity that provides products or services or is otherwise engaged in any business competitive with the business carried on by Ceridian or any of its subsidiaries or affiliates at the time of my termination (a “Competitive Business”) within North America or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit my name to be used by any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in any Competitive Business within North America, provided that nothing herein shall restrict me from holding less than 1% of the issued and outstanding shares of any publicly traded corporation. For the purpose of this paragraph, the term “Restricted Period” means the period up to 12 months from the date I cease to be employed by Ceridian as determined by Ceridian in its sole unfettered discretion, provided within 5 business days of me ceasing to be employed by Ceridian, Ceridian shall inform me of the length of the Retention Period. Provided that I am not in breach of the terms of my employment, Ceridian shall during the Restricted Period continue (subject to receiving a full credit for any amounts paid to me as severance, notice pay, pay in lieu of notice and any other similar sum (whether payable under statute or at common law, and regardless of how characterized) to pay me my base salary, less applicable deductions. In the event that during the Restricted Period Ceridian ceases to pay the said base salary, my only legal or equitable recourse is to terminate my obligations in this paragraph 2 on a go forward basis (and for greater certainty, I will still be liable for all breaches of this paragraph 2 during the time I received any payments from Ceridian).

3.	The foregoing covenants are given by me acknowledging that I have or will have specific knowledge of the affairs of Ceridian and that Ceridian carries on and attempts to carry on business throughout North America. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this terms of this Appendix and employment letter. I hereby acknowledge and agree that all restrictions contained in this Appendix are reasonable and valid and all defences to the strict enforcement thereof by Ceridian are hereby waived by me.

4.	It is understood by the parties hereto that the covenants contained in this Appendix are essential elements to the terms of employment and that, but for my agreement to enter into such covenants, Ceridian would not have agreed to employ me as contemplated hereunder.

5.	Without intending to limit the remedies available to Ceridian, I acknowledge that damages at law will be an insufficient remedy to Ceridian in view of the irrevocable harm which will be suffered if I violate the terms of this Appendix and agree that Ceridian may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and I hereby waive all defences to the strict enforcement thereof by Ceridian. For the avoidance of doubt, the terms of this Appendix shall survive the termination of my employment agreement with Ceridian.

6.	The parties hereby acknowledge and agree that the restrictions contained in this Appendix are in addition to, and not in substitution for, any other restrictive covenants in existence between Ceridian and me, including without limitation, any similar restrictions agreed to in connection with the grant by Ceridian of any share, option or other equity rights in Ceridian or any of its affiliates, and all such agreements shall be considered separate and distinct covenants and obligations, enforceable in accordance with their terms notwithstanding the invalidity or unenforceability of any such agreement or term thereof.